Exhibit 99.1

Press Release	Source: Debt Resolve, Inc.

Debt Resolve, Inc. Acquires First Performance Corp.
Tuesday January 23, 8:30 am ET

Acquisition to Strengthen Debt Resolve's Global Online Collections Strategy

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--Debt Resolve, Inc. (AMEX: DRV - News), announced today that it has acquired all of the outstanding shares of First Performance Corporation(TM)("FPC") for a combination of cash and Debt Resolve stock. Founded in 1997, FPC, a well-known accounts receivable management (ARM) agency, has diverse experience across a range of industries, including bankcard, retail, oil cards, mortgage and prime and sub-prime automotive and has earned a reputation as a premier agency providing services to top 10 banks, financial institutions and credit grantors.

James D. Burchetta, Debt Resolve's Chairman and CEO, stated, "This strategic acquisition will strengthen Debt Resolve's global online collections strategy and will also provide Debt Resolve with a platform to continue to prove the effectiveness of our online system in reducing collection costs and improving performance. In addition, this acquisition has the potential to contribute significant earnings to Debt Resolve in the next few years."

Richard Rosa, Debt Resolve's President and Chief Technology Officer said: "Debt Resolve will integrate its online patented recovery and collection system and other 'best of breed' new technologies to the already successful FPC collection platform, including enhanced IVR's, analytics and new-age messaging to embrace debtors in multiple channels. Our clients, especially other debt buyers and collections agencies, will be invited to review our results and successes and hopefully adopt our strategies. Considering the recent emergence of online collections tools, we expect that much of the software sales channel will be supported by having the data and results that can only be obtained by having a fully functional agency using our patented technologies at the full disposal of our clients and prospects."

John Tonetti, FPC's President, will maintain his current position and will be assisted during the transition by Howard Knauer, industry veteran and President of Debt Resolve's debt-buying subsidiary, DRV Capital, and Jeffrey Bernstein, a Debt Resolve Board member and CEO of Stratagem Portfolio Services, Inc. Mr. Tonetti commented, "We are extremely excited to become part of Debt Resolve's cutting edge collection technology. Debt Resolve's online system offers a technological advantage; a lead in to many new clients."

FPC has established East and West Coast operations in Las Vegas, NV and Ft. Lauderdale, FL, as well as offshore capabilities. The company maintains a staff of approximately 100 collectors between the two locations and has capabilities in place to quickly grow to over 300 collectors. FPC gross revenues in 2006 exceeded $6 million. Once the transaction is finalized, Debt Resolve will make available, upon request, a report that details further insights into FPC and its role in Debt Resolve's plans for the future.

About Debt Resolve, Inc.

Debt Resolve provides lenders, collection agencies, debt buyers and utilities with a patented online bidding system for the resolution and settlement of consumer debt and a collections and skip tracing solution that is effective at every stage of collection and recovery. Debt Resolve clients are able to collect more money from more of their customers at a significantly lower cost than other online or offline tools. The DebtResolve system was developed by experts in the consumer credit, Internet technology and collection industries, and its model makes the system simple to set up and use. Through its subsidiary, DRV Capital, LLC, the company is actively engaged in the purchase and collections of distressed accounts receivable using its own collections solutions. Through its subsidiary, First Performance Corp., the company is actively engaged in operating a collection agency for the benefit of its clients which include banks, finance companies, and purchasers of distressed accounts receivable. The agency also operates as a R&D platform that intends to support the sale and usage of the company's software. The stock of Debt Resolve is traded on the American Stock Exchange. Debt Resolve is headquartered in White Plains, New York. www.debtresolve.com.

Forward-Looking Statement

This news release and other public documents and public statements of representatives of Debt Resolve, Inc. contain forward-looking statements that are subject to risks and uncertainties, including, but not limited to, Debt Resolve's limited operating history, history of significant and continued operating losses and substantial accumulated earnings deficit, difficulties with its financial accounting controls, the failure of the market for Debt Resolve's products to continue to develop, the inability to obtain additional capital, the inability to protect Debt Resolve's intellectual property, the loss of any executive officers or key personnel or consultants, competition, changes in the regulatory landscape or the imposition of regulations that affect Debt Resolve's products and other risks detailed from time to time in Debt Resolve's filings with the U.S. Securities and Exchange Commission, including Debt Resolve's recent registration statement on Form SB-2. These risks could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Debt Resolve. Debt Resolve assumes no obligation to update the information contained in this news release.

Contact:
Press:
Debt Resolve, Inc.
Ehmonie Hainey, 914-949-5500 x228
ehainey@debtresolve.com
or
Investor:
BPC Financial Marketing
John Baldissera, 800-368-1217
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Source: Debt Resolve, Inc.